Exhibit 2.1

Document processing fee
If document is filed on paper $125.00
If document is filed electronically $ 50.00
Fees & forms/cover sheets
 are subject to change.
To file electronically, access instructions
for this form/cover sheet and other
information or print copies of filed
documents, visit www.sos.state.co.us
and select Business Center.
Paper documents must be typewritten or machine printed
E-Filed	Colorado Secretary of State Date and Time: 08/04/2015 05:48 PM ID Number: 20151163101 Document number: 20151163101 Amount Paid: $50.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Incorporation for a Profit Corporation
filed pursuant to §7-102-101, et seq. and §7-102-103 of the Colorado Revised Statutes (C.R.S.)

1. The domestic entity name for the corporation is	VirtualArmor International Inc.

(The name of a corporation must contain the term or abbreviation “corporation”, “incorporated”, “company”, “limited”, “corp.”, inc.”, “co.” or “ltd.”. See §7-90601, C.R.S. If the corporation is a professional or special purpose corporation, other law may apply.)

(Caution: The use of certain terms or abbreviations are restricted by law. Read instructions for more information.)

2.The principal office address of the corporation’s initial principal office is
Street address	P.O. Box 18435
(Street name and number)
Boulder CO 80308
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable)(Country - if not US)

Mailing address
(leave blank if same as street address)
(Street number and name or Post Office Box information)

(City) (State) (Postal/Zip Code)

(Province - if applicable) (Country)

3. The registered agent name and registered agent address of the corporation’s initial registered agent are Name
(if an individual)	Kannegieter Todd
OR	(Last) (First) (Middle) (Suffix)
(if an entity) (Caution: Do not provide both an indivitudal and an entity name)
Street address	7136 Stable Drive

Niwot CO 80305
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable) (Country - if not US)

Mailing address
(leave blank if same as street address)
(Street number and name or Post Office Box information)
CO
(City) (State) (Postal/Zip Code)

☑ The person appointed as registered agent above has consented to being so appointed.

4. The true name and mailing address of the incorporator are:

Name
(if an individual)	Kannegieter Todd
OR	(Last) (First) (Middle)(Suffix)
(if an entity) (Caution: Do not provide both an indivitudal and an entity name)
Mailing address	P.O. Box 18435

Boulder CO 80308
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable)(Country - if not US)

    (If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ The corporation has one or more additional incorporators and the name and mailing address of each additional incorporator are stated in an attachment.

5.	The classes of shares and number of shares of each class that the corporation is authorized to issue are as follows.

    (If the following statement applies, adopt the statement by marking the box and enter the number of shares.)

☑ The corporation is authorized to issue   300,000,000  common shares that shall have unlimited voting rights and are entitled to receive the net assets of the corporation upon dissolution.

    (If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐    Additional information regarding shares as required by section 7-106-101, C.R.S., is included in an attachment.

(Caution: At least one box must be marked. Both boxes may be marked, if applicable.)

6.	(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☑     This document contains additional information as provided by law.

7.	(Caution: Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are ________________________________________
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is named in the document as one who has caused it to be delivered.

8. The true name and mailing address of the individual causing the document to be delivered for filing are:

Quick Jeffrey
(Last) (First) (Middle)(Suffix)

1035 Pearl Street
Suite 403
Boulder CO 80302
(City) (State) (Postal/Zip Code)
United States
(Province - if applicable)(Country - if not US)

    (If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:
This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user’s legal, business or tax advisor(s).

ARTICLES OF INCORPORATION
OF
VIRTUALARMOR INTERNATIONAL INC.

The undersigned incorporator, being a natural person of the age of eighteen years or more, hereby establishes a corporation pursuant to the statutes of the State of Colorado and adopts the following Articles of Incorporation.

ARTICLE I
NAME

The name of the Corporation is VirtualAnnor International Inc.

ARTICLE II
PURPOSES

The purposes for which the Corporation is organized and its powers are as follows:

(a) To engage in the transaction of all lawful business or pursue any other lawful purpose or purposes for which a corporation may be incorporated under Colorado law.

(b) To have, enjoy, and exercise all of the rights, powers, and privileges conferred upon corporations incorporated pursuant to Colorado law, whether now or hereafter in effect, and whether or not herein specifically mentioned.

(c) The foregoing enumeration of purposes and powers shall not limit or restrict in any manner the transaction of other business, the pursuit of other purposes, or the exercise of other and further rights and powers that may now or hereafter be permitted or provided by law.

ARTICLE III
CAPITAL STOCK

1.   Authorized Stock. The Corporation shall have authority to issue a total of 300,000,000 shares, which shall consist of one class only designated "common stock."

2.   Voting. Each shareholder of record shall have one vote for each share of common stock standing in his or her name on the books of the Corporation and entitled to vote. Cumulative voting shall not be allowed in the election of directors of the Corporation. Any action required or pe1mitted by the Colorado Business Corporation Act to be taken at a shareholders' meeting may be taken without a meeting if the shareholders holding shares having not less than the minimum number of votes tl1at would be necessary to authorize or take such action at a meeting at which all of the shares entitled to vote thereon were present and voted consent to such action in writing.

3.   Quorum. At all meetings of shareholders, a majority of the shares entitled to vote at such meeting, represented in person or by proxy, shall constitute a quorum.

4. Liquidation. The Board of Directors may from time to time distribute to the shareholders in partial liquidation, a portion of the assets, in cash or property, subject to the limitations contained in the statutes of Colorado.

ARTICLE IV
BOARD OF DIRECTORS

The business and affairs of the Corporation shall be managed by a Board of Directors, which shall be elected at the annual meeting of the shareholders, at a special meeting called for that purpose, or as otherwise specified in the bylaws of the Corporation.

The initial Board of Directors shall consist of the following members, who shall serve until the first annual meeting of shareholders and until his or her successor is elected and qualified:

Director	Address
Christopher T. Blisard (Chairman of the Board)	c/o VirtualArmor International Inc. P.O. Box 18435 Boulder, Colorado 80308

Todd Kannegieter	c/o VirtualArmor International Inc. P.O. Box 18435 Boulder, Colorado 80308

ARTICLE V
REGISTERED AGENT AND REGISTERED OFFICE

The initial registered office of the Corporation shall be Todd Kannegieter the initial registered agent at such address shall be 7136 Stable Drive, Niwot, Colorado 80305.

ARTICLE VI
INITIAL PRINCIPAL OFFICE

The address of the initial principal office of the Corporation shall be P.O. Box 18435, Boulder, Colorado 80308.

ARTICLE VII
DIRECTOR LIABILITY

To the fullest extent permitted by the Colorado Business Corporation Act, as the same exists or may hereafter be amended, a director of this Corporation shall not be liable to the Corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

ARTICLE VIII
 INDEMNIFICATION

The Corporation shall indemnify any person and his or her estate and personal representative against all liability and expense incurred by reason of the person being or having been a director or officer of the Corporation to the full extent and in any manner that directors may be indemnified under the Colorado Business Corporation Act, as in effect at any time. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary or agent, and that person's  estate and personal representative, to the extent and in the manner provided in any bylaw, contract, resolution of the shareholders or directors, or otherwise, so long as such provision is legally permissible.

ARTICLE IX
NAME AND ADDRESS OF INCORPORATOR

The name and address of the incorporator are as follows:

Name	Address
Todd Kannegieter	c/o VirtualArmor International Inc. P.O. Box 18435 Boulder, Colorado 80308

IN WITNESS WHEREOF, VirtualArmor International Inc. has caused these Articles of Incorporation to be signed by its Chief Executive Officer and President this 4th day of March, 2015.

VIRTUALARMOR INTERNATIONAL INC. /s/ Todd Kannegieter Todd Kannegieter Chief Executive Officer and President

Document must be filed electronically. Paper documents are not accepted. Fees & forms are subject to change. For more information or print copies of filed documents, visit www.sos.state.co.us	E-Filed	Colorado Secretary of State Date and Time: 09/28/2016 12:26 PM ID Number: 20151163101 Document number: 20151163101 Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY
Articles of Amendment
filed pursuant to §7-102-101, et seq. and §7-102-102 of the Colorado Revised Statutes (C.R.S.)

ID number:	20151163101

1. Enity name:	VirtualArmor International, Inc.
(If changing the name of the corporation, indicate name BEFORE the name change)

2. New Entity name:	VirtualArmour International, Inc.
(if aplicable)

3. Use of Restricted Words (if any of these
terms are contained in an entity name, true name of an entity, trade name or trademark stated in this document, mark the applicable box):	☐ "bank" or "trust" or any derivative thereof ☐ "credit union" ☐ "savings and loan" ☐ "insurance", casualty", "mutual", or "surety"

4.	Other amendments, if any, are attached.

5.	If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

6. If the corporation's period of duration as amended is less than perpetual, state the date on which the period of duration expires:
(mm/dd/yyyy)

OR

If the corporation's period of duration as amended is perpetual, mark this box:  ☐

7. (Optional) Delayed effective date:
(mm/dd/yyyy)

Notice:

Causing this document to be delivered to the secretary of state for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that the document is the individual's act and deed, or that the individual in good faith believes the document is the act and deed of the person on whose behalf the individual is causing the document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S., the constituent documents, and the organic statutes, and that the individual in good faith believes the facts stated in the document are true and the document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the secretary of state, whether or not such individual is named in the document as one who has caused it to be delivered.

8. Name(s) and address(es) of the individual(s) causing the document to be delivered for filing:
Richardson Kari
(Last) (First) (Middle) (Suffix)
Suite 1820 - 925 West Georgia St
(Street name and number or Post Office information)

Vancouver BC V6C 3L2
(City) (State) (Postal/Zip Code)
British Columbia Canada
(Province - if applicable) (Country - if not US)

(The document need not state the true name and address of more than one individual. However, if you wish to state the name and address of any additional individuals causing the document to be delivered for filing, mark this box [ ] and include an attachment stating the name and address of such individuals.)

Disclaimer:

This form, and any related instructions, are not intended to provide legal, business or tax advice, and are offered as a public service without representation or warranty. While this form is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form. Questions should be addressed to the user's attorney.